Exhibit 99.1

State Environmental Quality Review Act (SEQRA)

Findings Statement

Medical Oriented District (MOD)

Date Adopted: March XX, 2023

Pursuant to the State Environmental Quality Review Act (“SEQRA”), Article 8 of the New York State (“NYS”) Conservation Law and its implementing regulations (6 NYCRR Part 617), the Cortlandt Town Board as the SEQRA Lead Agency makes the following findings.

Name of Action:	Medical Oriented District

SEQRA Classification:	Type I action

Lead Agency:	Cortlandt Town Board, 1 Heady Street, Cortlandt Manor, New York 10567

Contact:	Chris Kehoe, Director of Planning and Community Development 914-734-1081

Description of Action: VS Construction (Evergreen Manor) and Gyrodyne, LLC and their affiliated legal entites (referred to as “the Applicants”) are proposing to develop a mix of medical, residential and commercial uses on several parcels within the proposed MOD Overlay Zone. The Proposed Action includes: 1) the adoption of zoning to establish a Medical Oriented District (MOD) Overlay Zone comprising approximately 67 acres of land in the area surrounding New York Presbyterian Hospital on Route 202/Crompond Road near the City of Peekskill; and 2) site plan and subdivision approval for VS Construction and Gyrodyne, LLC. The Proposed Action consists of the development of an assisted living facility with 120 units and 60 parking spaces, up to 99 townhomes with 244 parking spaces, and 10,000 square feet of commercial/retail space with up to 59 parking spaces on the Evergreen Manor site and 150,000 sf of medical office with 497 structured parking spaces and 176 surface parking spaces on the Gyrodyne site.

Project Location: Route 202/Crompond Road including the New York Presbyterian Hospital Center (NYPH) and the abutting parcels to the west and across Route 202/Crompond Road from NYPH with frontage on Route 202/Crompond Road (see MOD Overlay Map).

Tax ID No: 1966 Crompond Road (SBL 33.8-1-3), 1968 Crompond Road (SBL 33.8-1-1), 1970 Crompond Road (SBL 33.8-1-2), 1980 Crompond Road (SBL 33.8-1-4), 1992 Crompond Road (33.8-1-6), 1983 Crompond Road (SBL 33.11-1-7), 1985 Crompond Road (SBL 33.12-1-3), 1987 Crompond Road (SBL 33.12-1-2), 1989 Crompond Road (SBL 33.12-1-1), 2003 Crompond Road (SBL 33.12-2-8), Crompond Road (SBL 33.12-2-7), Buttonwood Avenue (SBL 33.11-3-36), 206 Buttonwood Avenue (33.11-3-5) and Lafayette Avenue (SBL 33.12-2-1).

Date Generic Environmental Impact Statement (DGEIS) and Draft Environmental Impact Statement (DEIS) Filed: September 17, 2019

Dates of Public Hearings on DGEIS/DEIS: November 19, 2019, January 4, 2020, and June 16, 2020.

End of Public Comment Period on DGEIS/DEIS: July 1, 2020

Dates of Public Hearings on FGEIS/FEIS: May 2, 2022

End of Public Comment Period on FGEIS/FEIS: May 22, 2022

Date Final Generic Environmental Impact Statement (FGEIS) and Final Environmental Impact Statement (FEIS) Accepted As Complete: March 15, 2022

A.	INTRODUCTION

BACKGROUND

In 2015, the Master Plan Committee (MPC) as part of the Town’s comprehensive planning process developed the idea for a Medical Oriented District (MOD) in the area surrounding the New York Presbyterian-Hudson Valley Hospital Center along the Route 202/35 corridor. The Town Board, MPC and Town Staff, with the assistance of planning consultants, worked to create and envision a concept for how the MOD area could be redeveloped into a walkable, visually cohesive medical district with first class medical office space and services, complementary housing, and appropriate neighborhood scale redevelopment and amenities such as sidewalks, open space plazas, and eateries. It was understood that in order to realize the ideas and visions outlined in Envision Cortlandt, the existing zoning for this area of town would need to be reconsidered, and consensus built among local residents and property owners about how it should work. Early in the MOD planning process, the Town received two preliminary submissions for development within the MOD for the Evergreen Manor and Gyrodyne Sites and was advised a third proposal would soon be submitted. On April 17, 2018, the Town declared its intent to be Lead Agency for the proposed MOD and classified the Proposed Action as a Type I Action under SEQR. The Town held two preliminary public outreach meetings on June 6, 2018 and August 1, 2018 to receive public input regarding the proposed MOD zoning and initial development proposals (see Table 1).

Table 1

MOD Zoning and MOD Development Proposals Analyzed in the DGEIS/DEIS

	MOD Zoning Theoretical Development Scenario (TDS)	Original Evergreen Manor Proposal	Original Gyrodyne Proposal	Total MOD Development Plan Projects	MOD Density Remaining if MOD Development Proposals Approved
Size of Project Site
Total Area	105.0 acres	28.0 acres	13.8 acres	41.8 acres	63.0 acres
Proposed Uses
Medical	200,000 sf	15,000 sf medical/dental office	100,000 sf medical office space	115,000 sf	85,000 sf
Assisted living	130 units	120 units		120 units	10* units
Multifamily Apartments	400 bedrooms	166 units/ 180 bedrooms	200 units/ 220 bedrooms	366 units/ 400 bedrooms	0 bedrooms
Hotel	100 rooms	100 rooms		100 rooms	0 rooms
Commercial/ Retail	60,000 sf	22,000 sf	4,000 sf	26,000 sf	34,000 sf
Parking
Structured parking			191 spaces	191 spaces
Surface parking		605 spaces	444 spaces	1049 spaces
Amenities
Preserved Wetlands/ open space		8.9 acres undeveloped land including wetlands	5.0 acres Orchard Lake, trails, wellness plaza, and green	13.9 acres open space/ wetlands/ public space

During the public outreach sessions density, land uses, traffic, neighborhood character, visual character, school impacts, fiscal conditions, wetlands, sewers, stormwater, and natural resources were identified as significant issues of concern by the public. The public comments were considered in the development of the MOD zoning text and were used to inform the scope of the environmental review.

A scoping document was prepared that identified the need for both a generic analysis of the proposed MOD Zoning amendments to be evaluated in the Draft Generic Environmental Impact Statement (DGEIS) and site specific evaluations of the Evergreen Manor and Gyrodyne proposals to be evaluated in the Draft Environmental Impact Statement (DEIS). The MOD DGEIS examined the potential impacts of a Theoretical Development Scenario (TDS) which could be developed if the Proposed MOD Zoning is adopted and specified a potential buildout under MOD over a 10 year period. The MOD DEIS evaluated the potential impacts of the site-specific Evergreen Manor and Gyrodyne development proposals. On August 7, 2018, the Town Board adopted the MOD Final Scope for the combined DGEIS/DEIS which outlined and identified the issues of concern as well as the topics and analyses of the potential of the Proposed Action to impact environmental conditions and resources.

Following the adoption of the MOD Final Scope, a MOD DGEIS/DEIS was prepared. On September 17, 2019, the Town Board, as lead agency, determined that the MOD DGEIS/DEIS was adequate with respect to scope and content for the purpose of commencing public review and accepted the DGEIS/DEIS as complete. The DGEIS/DEIS was the subject of three public hearings held on November 19, 2019, January 14, 2020, and June 16, 2020 and a written comment period that extended from November 19, 2019 until July 1, 2020. In response to public comments and to reduce the potential for significant adverse impacts, the Proposed MOD Zoning and MOD Development Plans presented in the DGEIS/DEIS were revised by the applicants. The revised zoning and plans were presented and evaluated in the MOD FGEIS/FEIS which was accepted as complete by the Town Board on March 15, 2022 (see Table 2 for a comparison between the MOD DGEIS/DEIS and FGEIS/FEIS Development Programs). The FGEIS/FEIS included the following revisions:

Revisions to MOD Zoning in the FGEIS

●	The MOD Zoning Area was reduced from 105 acres and 34 parcels to 69.2 acres and 13 parcels
●	The MOD was revised from an overlay district to a mapped district
●	Hotels were eliminated as a permitted use in the MOD
●

The zoning was revised to include a requirement that 10 percent of all new housing units in the MOD (excluding assisted living, memory care, and senior independent living) meet the definition of affordable per the Town of Cortlandt Zoning Code

●	Density maximums for uses were eliminated and instead additional bulk standards were provided to limit densities

Revisions to Evergreen Manor Development Program in the FEIS

●	The 100 room hotel was eliminated and replaced with 70 two-story townhomes and 171 parking spaces
●	The four-story 120-unit assisted living facility was reduced to 114 assisted living units with 60 associated parking spaces
●	The 37,000 sf of retail/medical office/dental lab space was reduced to 7,000 sf of restaurant/retail space and 75 parking spaces
●	No revisions were proposed to the five-story multifamily building with 166 units and 244 surface parking spaces

Revisions to Gyrodyne Development Program in the FEIS

●

The five-story 200-unit multi-family residential building was eliminated from the proposed project and presented as an alternative only. The multi-family residential use was replaced with a three- story medical office building with an additional 86,400 sf of medical office

●	The amount of structured parking proposed on site increased with a total of 593 structured parking spaces in two buildings and a total of 346 surface parking spaces
●	Walking trails and public amenities proposed at Orchard Lake were eliminated from the plan
●	Proposed disturbance to site wetlands was reduced by 64%
●	Overall site disturbance was reduced by approximately 1 acre
●	Building height was reduced from 60 feet to 45 feet
●	Setbacks were increased to the south and additional landscaped buffers were added to the west

Table 2

MOD DGEIS/DEIS Development Program Vs FGEIS/FEIS Development Program

	Evergreen		Gyrodyne
	DGEIS/DEIS Proposal	FGEIS/FEIS Proposal	DGEIS/DEIS Proposal	FGEIS/FEIS Proposal
Total Area	28.0 acres	28.0 acres	13.8 acres	13.8 acres

Proposed Uses
Medical	15,000 sf		100,000 sf	184,600 sf
Assisted living	120 units	114 units
Multifamily Apartments	166 units	166 units	200 units
Hotel	100 rooms
Commercial/Retail/restaurant	22,000 sf	7,000 sf	4,000 sf	4,000 sf
Townhomes		70

Parking
Structured parking			191 spaces	593 spaces
Surface parking	605 spaces	318 spaces	444 spaces	253 spaces

Amenities
Preserved Wetlands/ open space/undeveloped	8.6 acres	5.0 acres	5.0 acres	5.27 acres

The Town Board conducted an optional public hearing on the FGEIS/FEIS on May 2, 2022 with a 20 day comment period extending to May 22, 2022. After evaluating the public comments on the FGEIS/FEIS, the Town conducted a Special Town Board Work Session on November 29, 2022 to provide feedback to the applicants regarding the FGEIS/FEIS proposals and to discuss further modifications to the Proposed Action based on the comments received at the FGEIS/FEIS public hearing. During this Town Board Work Session, the applicants presented additional density reductions to their development plans to address continued public concern regarding the proposed height and massing of the previously proposed rental apartment building proposed within close proximity to Tamarack Avenue, the density of the medical office on Gyrodyne, and the resulting impacts to neighborhood character from the visual changes, lighting, traffic and disturbance to wetlands and natural resources. The following alternate layouts were discussed for Evergreen Manor and Gyrodyne.

Evergreen Manor

Evergreen Manor Site Layout with Multi-Family

●	100 rental apartments and associated parking
●	90 townhomes and associated parking
●	120 Assisted Living Units and associated parking
●	7,000 sf of restaurant/commercial space and associated parking
●	Pocket parks, sidewalks and trails

Evergreen Manor Site Layout without Multi-Family

●	130 townhomes and associated parking
●	120 Assisted Living Units and associated parking
●	7,000 sf of restaurant/commercial space and associated parking
●	Pocket parks, sidewalks and trails

Gyrodyne

●	Phase 1: 100,000 sf of medical office with 4,000 sf of internal restaurant/commercial space, parking structure (3 Levels): Approximately 60,900 GSF/303 parking spaces
●	Phase 2: 84,600 sf of medical office, parking structure (2 Levels): Approximately 91,400 GSF/290 parking spaces

After considering public comments and the potential for environmental impacts, the Town Board directed the applicants to consider further reductions to the proposed FEIS/FGEIS development with regards to density, building height, and site disturbance. Specifically, the Town Board expressed concern about the impacts to neighborhood character and traffic resulting from the density and massing of the four-story multi-family residential building and associated retaining walls on the Evergreen Manor site and the density of the medical office building on Gyrodyne. In response to comments from the Town Board, Town Staff, and the public, the MOD Zoning was revised and the applicants have since developed revised conceptual plans “Mitigation Design” which are being considered as part of these findings and which modify the Proposed Action presented in the FGEIS/FEIS. A description of the zoning text revisions and a comparison of the FGEIS/FEIS development plans and the “Mitigation Design” being considered under these findings is presented in Table 3 as part of the “Project Description” below.

PROJECT DESCRIPTION

The Proposed Action and subject of this Statement of Findings is comprised of two elements: 1) the adoption of zoning to establish a Medical Oriented District (MOD) Overlay Zone comprising approximately 67 acres of land in the area surrounding New York Presbyterian Hospital on Route 202/Crompond Road near the City of Peekskill; and 2) site plan and subdivision approval for VS Construction (Evergreen Manor) and Gyrodyne, LLC (Gyrodyne) or “the Applicants” which propose to develop a mix of medical, residential, and commercial uses as well as parking and public amenities on two sites comprised of multiple parcels within the MOD Overlay Zone. The Evergreen Manor site is comprised of three adjoining parcels totaling 28.0 acres and is predominantly undeveloped except for three existing structures located in the northeast portion of the property consisting of the vacant former Evergreen Manor Hotel, an occupied caretakers’ residence, and an old barn. The Gyrodyne site is comprised of four adjoining parcels totaling 12.61 acres and currently contains approximately 30,000 sf of medical office and associated parking.

VS Construction and Gyrodyne submitted complete site plan applications to the Planning Board seeking approval for the DGEIS/DEIS development programs. Following extensive public review and comment, the applicant submitted revised FGEIS/FEIS proposals. After evaluating the public comments on the FGEIS/FEIS, the Town conducted a Special Town Board Work Session on the MOD on November 29, 2022 to provide feedback to the applicants regarding the FGEIS/FEIS proposals and to discuss further modifications to the Evergreen Manor and Gyrodyne Development Plans based on the comments received at the FGEIS/FEIS public hearing. During this Town Board Work Session, the applicants presented additional density reductions to their development plans referred to herein as the “Mitigation Design” (see Table 3) to address continued public concern regarding the proposed height and massing of the previously proposed rental apartment building located within close proximity to Tamarack Avenue, the density of the medical office on Gyrodyne, and the resulting impacts to neighborhood character from the visual changes, lighting, traffic and disturbance to wetlands and natural resources. The following revisions were made to the MOD zoning to address continued public concerns and to further reduce the potential for significant adverse impacts related to neighborhood character:

1.	The size of the MOD Overlay Zone was reduced to 67 acres

2.	Maximum building height in the MOD was reduced to 45 feet

3.	A minimum area of non-disturbance between the closest part of a structure in a parcel designated as MOD and the nearest lot line of any existing residentially-zoned parcel was included as follows:

i. No disturbance, except as otherwise allowed for in the enabling local law, shall be permitted within 100 feet from the nearest lot line of a parcel located on Cypress Lane, Nancy Lane, Ridge Road, and Tamarack Drive with an existing residential unit.

ii. No disturbance, except as otherwise allowed for in the enabling local law, shall be permitted within 30 feet from the nearest lot line of a parcel located on any other adjacent street with an existing residential unit.

4.

Any new building with medical uses was limited in size to 125,000 s.f. of net leasable area, and 150,000 s.f. in aggregate. For Assisted Living developments, net leasable area shall include all areas used for sleeping, eating, and recreation.

5.	Any non-medical uses such as cafes, bakeries, and restaurants and other food services located within the MOD must be in support of medical uses and located in a building with other medical uses.

6.	All town-home units must be on separate lots and all common elements within a town-home development must be owned by a Homeowner’s Association.

Table 3 compares the FGEIS/FEIS MOD development program with the revised “Mitigation Design”. For purposes of this Findings Statement, the “Mitigation Design” is the preferred alternative and is referred to in this Findings Statement as the “Proposed Action.”

Table 3

FGEIS/FEIS Proposal Vs Mitigation Design

	Evergreen		Gyrodyne
	FGEIS/FEIS Proposal	Mitigation Design	FGEIS/FEIS Proposal	Mitigation Design
Total Area	28 acres	28.0 acres	13.8 acres	12.61 acres

Proposed Uses
Medical			184,600 sf	150,000 sf
Assisted living	114 units	120 units
Multifamily Apartments	166 units
Hotel
Commercial/Retail/restaurant	7,000 sf	10,000 sf	4,000 sf	4,000 sf
Townhomes	70	99

Parking
Structured parking			593 spaces	593 spaces
Surface parking	605 spaces	318 spaces	346 spaces	253 spaces

Amenities
Preserved Wetlands/ open space/undeveloped	8.6 acres	5.0 acres	5.0 acres	5.27 acres

As stated above, the Proposed Action will require the adoption of the MOD zoning as well as site plan approval for the proposed MOD Development Plans. The site plan approval for the MOD Development Plans is dependent on the adoption of the proposed MOD zoning. The MOD Development Plans will require the submission of site development plan applications, and applications for applicable local, state, and federal approvals. Table 4 sets forth the anticipated permits, approvals, and reviews that will be required.

Table 4

Medical Oriented District (MOD) Required Approvals

Agency	Approval or Permit Required
Town of Cortlandt Town Board	Zoning Text Amendment
Town of Cortlandt Town Board	MOD Designation
Town of Cortlandt Planning Board	Site Plan Approval
Town of Cortlandt Planning Board	Subdivision Approval
Town of Cortlandt

Road Opening Permit

Water Main Extension Application

Sewer Main Extension Application

(Town Code Permits / Steep Slopes, Wetlands, Tree, Topographical, Stormwater Management, Alteration, et)

Architectural Review Council (ARC)

Westchester County Division of Planning and Environmental Management	GML Section 239 Project Review
Westchester County Department of Health	Ground and/or Surface Water Withdrawal Water Supply Sanitary Sewer
New York City Department of Environmental Protection (NYCDEP)	Land Use Permit (for proposed traffic improvement only)
NYS Department of Environmental Facilities	Sanitary Sewer Extension
NYS Department of Environmental Conservation (DEC)	Public Water Supply Permit
NYS Department of Health (DOH)	Public Water Supply Permit
NYS DEC	SPDES Permit(s) – General Permit for Stormwater Discharges from Construction Activity
NYS DOH	Sewer System Extension Permit
NYS DEC	Article 24 Freshwater Wetland Permit
NYS DEC	Water Quality Certification (Section 401)
NYS DEC	Air Quality Permit or Registration
NYS DEC	Sewer Extension Approval/Formation of Sewage Corporation
NYS DEC	Protected Species and Habitats Review
NYS Department of Transportation	Highway Work Permit
New York State Historic Preservation Office (SHPO)	Section 106 and Section 14.09 Cultural Resources Coordination
US Army Corps of Engineers	Nationwide or Individual Wetland Permit
U.S. Fish and Wildlife Service (USFWS)	Threatened and Endangered Species Review

*or any other agency with approving authority

PURPOSE AND NEED

The purpose of the MOD is to foster economic development by building on the existing medical institutions in Town while also providing residents access to a continuum of care and creating a walkable, neighborhood scale town center that provides services and amenities to local residents, workers and visitors to the MOD. Specifically, the intent of the MOD zoning is to:

●	Centralize and improve medical services by providing for a broader spectrum of high quality health care services;
●	Build economic value for MOD area and provide net positive tax revenue to the Town
●	Yield net positive fiscal impact to the Town and its residents
●	Generate jobs and career opportunities for Town residents
●	Allow residents to age in place by providing a continuum of care through various life stages in close proximity to medical services;
●	Provide a broader range of housing options for people of all ages;
●	Provide for a dynamic mix of uses including complementary and accessory commercial uses such as eateries and coffee shops; and
●	Provide opportunities to improve and share infrastructure such as parking and pedestrian amenities (crosswalks, streetscape);
●	Improve walkability in the area surrounding the hospital center;
●	Create a sense of place through vibrant outdoor spaces, streetscape improvements, sidewalks, and pedestrian amenities (such as benches and street lighting);
●	Connect the MOD to the Town and Region via various transit options including micro-mass transit (shuttles) and Westchester County beeline bus services.

The Proposed Action is intended to implement the recommendations of Envision Cortlandt that recognize the hospital center as a significant economic resource and employment center in the Town and were intended to encourage the revitalization and redevelopment of the area immediately surrounding New York Presbyterian Hospital. The location of the MOD was selected due to the proximity of the NYPH Campus, its location along a state highway, and the access to central water and sewer. The need for this Project in this location is driven by: 1) the proximity of the existing NYPH Campus; 2) the lack of Class A medical office to service the hospital and Town; 3) the need for alternative housing options that provide a continuum of care; 4) the project’s location along a state highway; and 5) the availability of central sewer and water.

The Proposed Action is consistent with the goals and objectives of the Town’s 2016 Comprehensive Plan, Envision Cortlandt, which identifies the MOD as a key planning initiative citing the NYPH Campus’s role as a major service provider and employer to the region and the need for updated medical facilities and housing to service the area.

A substantial tax base would be created on what is now vacant and underutilized land. Permit and fee revenue would be created for the Town during construction and the Proposed Action would create short-term jobs during construction and permanent jobs during Project operations. Significant traffic improvements and sidewalk connections to the NYPH Campus would be constructed as part of the project. The traffic improvements and sidewalks would result in improvements to the operation and safety and of the roads and the walkability of the area surrounding the MOD. The proposed MOD and associated regulations may be pursued entirely at the option of a property owner and/or developer.

A property owner/developer can continue to pursue development in accordance with the regulations associated with the existing base zoning in lieu of the MOD zoning.

B.	FINDINGS CONCERNING POTENTIAL ENVIRONMENTAL IMPACTS AND MITIGATION MEASURES

In making the findings below, the Town Board reviewed the information within the DGEIS/DEIS and the FGEIS/FEIS associated to the existing conditions of the MOD Study Area and the Evergreen Manor and Gyrodyne Project Sites.

1.	LAND USE, COMMUNITY CHARACTER, ZONING, AND PUBLIC POLICY

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on land use, community character, zoning and public policy for the following reasons:

1)	As a Medical Oriented District, the MOD is appropriately located near and includes the NYPH Campus.
2)	The proposed MOD is located on a major state highway NYS Route 202/35/Crompond Road.
3)

The Proposed MOD Zoning would result in land use, community character, and zoning changes that allow for the redevelopment of the Proposed MOD Zoning Area in a manner consistent with the goals and intent of the MOD described in the Town’s 2016 Comprehensive Plan.

4)

As described in detail in the MOD DGEIS/DEIS, the Proposed MOD Zoning would be consistent with regional planning documents such as the Mid-Hudson Regional Sustainability Plan, and the Westchester County Greenway Compact Plan (“The Greenprint”).

5)	The Proposed MOD would provide development around the NYPH Hospital Center along Route 202/35 that supports and complements the existing hospital and centralizes medically oriented uses.
6)	The proposed new medical office building would provide up to 150,000 square feet of Class A medical office space in support of the existing medical facilities and services provided at the hospital.
7)	The Proposed MOD would provide mixed-use development, pedestrian, and streetscape amenities.
8)	The Proposed MOD would improve the walkability of the area and pedestrian safety.
9)

The existing land uses within ¼ mile of the MOD are consistent and compatible with the proposed MOD uses. The medical office building and parking structures proposed on the Gyrodyne site would replace the outdated medical office and surface parking lots with higher density, modern Class A medical space consistent and compatible with the NYPH Campus located across the street. The proposed assisted living building would be located on Crompond Road and over 100 feet from the nearest adjacent residential structure to the east and south. Existing wooded areas between the assisted living facility and the neighboring residential uses along Tamarack Avenue would be retained to buffer views into the site. The proposed ninety- nine town-houses and stacked multiple dwellings would provide a transitional land use between the higher density medical uses and parking structures proposed on the Gyrodyne site and the single-family residential neighborhoods to the west and south. The townhomes and stacked multiple dwellings would be limited to 2.5 stories or 35 feet in height and would be located on a minimum of 100 feet from the nearest adjacent residential structure to the east and south. The proposed residential units would be subject to the same height limitations as all other residential zoning districts.

10)	All dining and food service uses proposed as part of the MOD must be located in a building with other medical uses.
11)

To minimize impacts on Buttonwood Avenue, Orchard Lake will remain in its natural state to serve as a buffer. The placement of the medical office buildings and parking garages are oriented away from Buttonwood and significantly setback from residential uses. The existing parking spaces closest to Buttonwood Avenue have been removed and additional landscaping and vegetation is proposed along the boundaries of the project site with Buttonwood Avenue.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to land use, community character, zoning and public policy are anticipated from the Project.

2.	COMMUNITY SERVICES

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Community Services including schools, emergency services, recreation, and solid waste for the following reasons:

Schools

1)	All residential uses were eliminated from the Gyrodyne site eliminating the potential for the site to generate school age children.
2)

Based on the modifications to both MOD Development Plan Sites, the Evergreen Manor site is now the only potential source of school-aged children anticipated to be added to the Lakeland Central School District (LCSD) from its 99 residential units. Utilizing Rutgers University Residential Demographic Multipliers, it is estimated that the Evergreen Manor FEIS Plan will generate approximately 27 public school-age. This increase represents an approximately 3% increase in the number of students at Lincoln Titus Elementary School, 0.4% increase at Copper Beach Middle School and a 0.7% increase at Walter Panas High School. The projected public school-aged children is similar to the 29 evaluated under the DGEIS/DEIS plan. The 27 public school-aged children ages K thru 12

3)

The Lakeland Central School District enrollment numbers have declined each year since the 2009-2010 school year with an overall 14 percent decline in enrollment between the 2009- 2010 school year and the 2019-2020 school year.

Emergency Services

4)

The costs associated with the increase in demand for emergency services resulting from the MOD Development would not be substantial because the proposed development is not expected to require additional investment in equipment. Any additional costs are expected to be offset by the estimated $167,704 in property tax revenue that the Mohegan Fire Department would receive from the MOD Development and the $14,097 the Ambulance #3 would receive from the MOD Development.

5)

Police protection is not funded through a special tax district and is not included in the Town general budget since the Town of Cortlandt does not have its own police service and contracts with Westchester County and New York State Police departments to provide police services in Town. Based on the fiscal analysis presented in Chapter 14, “Economic Conditions,” and updated to reflect the revised build program approximately $324,392 and $52,583 would accrue to Westchester County and the Town of Cortlandt respectively, which could be used to offset any additional cost for police protection that may result from the MOD Development Plan.

6)	The Proposed MOD Zoning would require all buildings within the MOD to provide adequate water for firematic protection in the form of onsite storage tanks.
7)

The Proposed MOD Zoning would require all streets and driveways in the MOD to adequately accommodate fire and emergency apparatus including emergency means of ingress and egress as required by Town and State Codes.

8)	The Proposed MOD Zoning would require designated loading areas for emergency services to all new buildings.
9)	If any use in the MOD post construction has a negative impact on emergency services, then the responsible owner shall be required to reimburse the district for additional costs incurred.

Recreation

10)	The Proposed MOD Zoning would require MOD projects to either propose new public recreation areas or pay a recreation fee as required under § 265-11 of the Town of Cortlandt Subdivision Ordinance.
11)

The Evergreen Manor Project Site assisted and independent living facility will include social and recreational amenity space (fitness center, community rooms) to serve the residents of the proposed assisted and independent living development.

12)

The Evergreen Project will feature walking trails around the southern wetland which will connect to the internal pedestrian circulation network and will be available for residents, employees, and visitors to use.

13)

The Gyrodyne Project includes two open space areas 1) the MOD Green; and 2) the Wellness Plaza. The MOD Green will provide a landscaped open space gathering area, while the wellness plaza will serve as an accessible drop-off area, but can also be closed off during non-peak times to allow for outdoor markets or other community events.

Solid Waste

14)	The Proposed MOD Zoning would require all private development projects proposed as part of the MOD to contract with a licensed private carter for the removal of refuse and recyclable materials.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Community Services are anticipated from the Project.

3.	GEOLOGY, SOILS, AND TOPOGRAPHY

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Geology, Soils, and Topography for the following reasons:

1)	The limit of disturbance areas for the Evergreen Manor and Gyrodyne sites will limit proposed construction activities to only that area which is necessary to construct the Projects.
2)

The off-site removal of excess cut material or the importation of fill material will be minimized to the extent practicable through either site design measures or the on-site processing and reuse of available on-site fill materials.

3)	Should any blasting be required for required rock removal, it will be conducted in accordance with applicable Town and State regulations.
4)

In compliance with requirements established for the NYSDEC SPDES General Permit for Stormwater Discharges from Construction Activity (Permit No. GP-0-15-002) a preliminary Stormwater Pollution Prevention Plan (SWPPP) has been prepared and will be implemented during construction activities. As a result, an Erosion Control Plan shall be prepared as part of the contract documents and will require that the erosion and sedimentation controls set forth thereon be implemented before the start of construction and further such controls will be monitored and maintained during construction. Stabilization of the site shall also comply with the conditions or requirements of the Town, County and State.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Geology, Soils, and Topography are anticipated from the Project.

4.	NATURAL RESOURCES

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Natural Resources for the following reasons:

1)

The proposed Evergreen Manor Development Plan preserves all but a small portion of the northern wetland (approximately ¼ acre), and provides a wetland mitigation/replacement plan that will offset the loss of wetland at a ratio of 2:1.

2)

The majority of the vegetation and wildlife habitat area to be disturbed on the Evergreen Manor site is either the former developed area or second growth scrub/shrub following the cessation of landscape management. While the buildings and hardscape offer only limited habitat value, the second growth areas do provide habitat for the more common suburban species. The surrounding residential and institutional properties offer similar habitat and following completion of construction it is expected that a continuity of habitat will continue to exist for these more adaptable species.

3)	No threatened or endangered species are recorded as existing on or near the Evergreen Manor site, and none were observed during the site surveys.
4)

A substantial part of the Gyrodyne site was previously cleared and open landscape for medical and residential use, and the areas of the site not containing buildings or parking area were largely maintained lawn and managed landscape. The majority of the proposed development will occur in these areas.

5)	While trees on the interior of the site will be removed for construction, most of the trees located along Lafayette Avenue and all of the trees around Orchard Lake will be preserved.
6)	The vegetation surrounding Orchard Lake will remain and will not be affected by the proposed construction.
7)

In a letter dated November 5, 2018, the NYSDEC Division of Fish and Wildlife, New York Natural Heritage Program stated that they have no records of rare or state-listed animals or plants, or significant natural communities at the Gyrdoyne project site or in its immediate vicinity (see DGEIS/DEIS Appendix 5).

8)

An Information for Planning and Consultation (IPaC) resource list (//ecos.fws.gov/ipac/), under the jurisdiction of the U.S Fish and Wildlife Service, listed two species that could potentially be affected by the activities at the Gyrodyne Project Site. The first species is the Indiana Bat (Myotis sodalist) which is endangered, and the second species is the Northern Long-eared Bat (Myotis septentrionalis) which is threatened. The resource list indicates that the project site is located outside of the critical habitat for both species.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Natural Resources are anticipated from the Project.

5.	SURFACE WATER RESOURCES AND WETLANDS

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Surface Water Resources and Wetlands for the following reasons:

1)

The Evergreen Manor site will require approximately 0.35 acres of wetland disturbance and 3.3 acres of wetland buffer modifications and includes mitigation in the form of approximately0.82 acres of wetland creation/expansion along with buffer enhancement. Confirmation of wetland disturbance and mitigation measures will be finalized as part of site plan approval but cannot be more than what is presented in this findings or what is limited by the agencies having jurisdiction. The proposed mitigation will includes invasive species management, cleanup of former debris areas, aggressive re-planting with native ground covers, shrubs and trees, and initiatives to improve wetland and wetland buffer functions. The proposed landscaping plan for the site will include native species wherever feasible, and the water quality/bioretention features will be planted to mimic wetland vegetation to provide additional habitat, particularly to bird species.

2)	Pursuant to § 179-6B. of the Cortlandt Town Code, the FGEIS/FEIS discusses the Evergreen Manor’s compliance with the required criteria used to evaluate wetland buffer disturbance.
3)

In response to Town Board and public input, the limits of wetland disturbance on the Gyrodyne site have been reduced by approximately 64% from 33,000 square feet to 12,000 square feet. Only the limited 12,000 square foot portion of the wetland area would be developed in connection with the proposed parking area. There will be no impacts related directly to Orchard Lake. The Gyrodyne Project proposes to keep the lake in its natural state without any disturbance to its function or flow system.

4)

In direct response to feedback from Buttonwood Avenue residents, all walking paths and recreational components around Orchard Lake have been removed from the proposed project, which further reduces disturbances in natural areas.

5)	The Gyrodyne Site has also been designed to maintain Orchards Lake’s existing flows and function.
6)	A monitoring protocol will be established for Orchard Lake to monitor existing hydraulic conditions for a minimum of one year prior to any certificate of completion.
7)

Stormwater runoff will be contained on-site and discharged into Orchard Lake, providing for natural ground infiltration. This process will help ensure that a healthy water level is maintained in the lake that will support the surrounding natural environment.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Surface Water Resources and Wetlands are anticipated from the Project.

6.	STORMWATER MANAGEMENT

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Stormwater Management for the following reasons:

1)

The Evergreen Manor and Gyrodyne sites will be developed so that the quantity and quality of stormwater runoff during construction and after development are not significantly altered from pre-construction conditions. Primary stormwater management objectives are to replicate, as close as possible, pre-development hydrology and to avoid causing downstream flooding and flood damage and to employ all means practicable to mitigate increases in pollutant (TSS and TP) loads that will occur as a result of the proposed Project. In addition to maintaining stormwater runoff flow from the proposed watershed areas in a manner similar to existing drainage patterns, the peak rates of runoff at each storm event up to a 100-year storm frequency will be less than or equal to existing conditions through the implementation of proposed stormwater detention and infiltration practices.

2)

The current proposal for Evergreen Manor would reduce impervious surface coverage from ±40% to ±36% (reduction of approximately 1 acre) on the Evergreen Manor Site particularly adjacent to neighboring properties along Tamarack Drive. In order to maintain the 100 foot buffer along the side adjacent to Tamarack, the wetland buffer disturbances remain similar to the FEIS proposed plan.

3)

The Storm Water Pollution Prevention Plan (SWPPP) for the Evergreen Manor Site consists of a combination of Stormwater Management Practices (SMP), Green Infrastructure Practices, and Alternative Treatment Practices. Standard Treatment Practices such as bioretention basins and underground infiltration basins will be used to treat stormwater runoff from roads, walks, driveways and parking areas. Stormwater planters will be used to treat roof runoff. The proposed Stormwater Management Practices will be designed to meet the New York State Stormwater Management Design Manual (NYSSMDM) requirements in order to provide 80% Total Suspended Solids (TSS) removal and 40% Total Phosphorous (TP) removal.

4)

The proposed stormwater management plan for the Gyrodyne Site would include several mechanisms for improving water quality, including structural water quality pretreatment units as well as vegetated bioswales and permeable pavement.

5)	Construction activities and build-out at the Gyrodyne site will not impact the function or flow associated with Orchard Lake.
6)

The integrated stormwater management approach proposed for the Gyrodyne site provides a combination of stormwater pre-treatment techniques consistent with New York State Department of Conservation Stormwater Management Design Manual. The multiple techniques utilized will permit the pre-treatment of stormwater prior to the discharge into Orchard Lake by reducing floatable debris, Phosphorus, Nitrogen, some metals, and pathogens. Additionally, the integration of permeable pavements reduces the volume of snow melt products thereby reducing discharge into Orchard Lake.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Stormwater Management are anticipated from the Project.

7.	WATER SUPPLY

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Water Supply for the following reasons:

1)	Any new development proposed as part of the MOD would be required to connect to the municipal water system and would be required to obtain all necessary permits and approvals.
2)

Each developer would be required to extend the system and would be responsible for the design, construction, inspection and certification of aforementioned extension. Capital construction costs, design and inspection fees would be borne by the developer(s). In addition infrastructure extension fees will be required by the Town.

3)

The Northern Westchester Joint Water Works has a maximum plant capacity of 14.5 MGD. The available water supply within the NWJWW water supply system currently exceeds the estimated average daily demand for the Evergreen and Gyrodyne Development Plans.

4)

The owners and operators of the buildings within the Evergreen Manor Project Site will be encouraged to utilize water fixtures and appliances that meet or exceed the minimum standards for water efficiency. In addition, most landscape plantings will be selected based on their ability to be drought tolerant and native to the area. Irrigation if needed will be limited to only those areas where needed such as building and site entrances and gardens.

5)	Irrigation will be scheduled during late evening or before early morning hours to minimize impacts to the Town’s water distribution system.
6)

The Evergreen Manor Project will include a connection to the 8-inch CIP water main located on the north side of Route 202/35/Crompond Road and extended as a public water main within the main access road. From there, individual building services will be made from the new water main. To minimize water main dead-end pipes, the water main in the main access road will be routed to the west through the development site and connected to the 8-inch Town owned and operated water main located in Lafayette Avenue. This interconnection will also help strengthen the Town water system by allowing water flow to travel through multiple pipes thereby increasing water flow. The water mains installed in the main access road and interconnection to Lafayette Avenue will be designed and constructed to meet the Town of Cortlandt standard specifications. Upon completion of the water mains, they will be offered for dedication to the Town of Cortlandt as a public water distribution main

7)

The Gyrodyne Project will include a cross-connection between the existing water mains in Buttonwood Avenue and Lafayette Avenue to provide redundancy and enhance distribution. The water mains installed in the main access road and interconnection to Lafayette Avenue will be designed and constructed to meet the Town of Cortlandt standard specifications. Upon completion of the water mains, they will be offered for dedication to the Town of Cortlandt as a public water distribution main.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Water Supply are anticipated from the Project.

8.	SANITARY SEWER SERVICE

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Sanitary Sewer Service for the following reasons:

1)

Any new development proposed as part of the MOD would be located within the Peekskill Sanitary Sewer District and would be required to connect to municipal sewer and obtain all necessary permits and approvals. Any development in the MOD would also require the formation of a local sewer district(s).

2)

All new public sewer mains and private service laterals (with the capacity to convey in excess of 2,500 GPD) will require the review and approval of the Westchester County Department of Health and will be designed in strict accordance with local standards, the customary Ten States Standards, and regulatory Westchester County Department of Health (WCDOH) requirements. This will require, but shall not be limited to, the establishment of minimum pipe slopes based on pipe diameter (for self-cleansing velocities) and 4-foot minimum depth of cover over all sanitary sewer main pipes (for frost protection.)

3)

To reduce the sanitary sewer demand of the MOD Development, water saving fixtures and devices will be used in all new buildings. Further, all new sanitary sewer piping will be pressure tested for leakage in accordance with WCDOH regulations and will be required to pass such testing before being allowed to be placed into service. This will assure little or no inflow or infiltration will enter the sewer system from the new construction.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Sanitary Sewer Service are anticipated from the Project.

9.	ENERGY & TELECOMMUNICATIONS

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Energy & Telecommunications:

1)

The proposed MOD Zoning would require that any plan for development of any site designated MOD shall consider the design, construction, and arrangement of buildings in such a way as to promote energy efficiency and encourage the use of alternative energy sources, such as geothermal and active or passive solar systems.

2)

All applicants in the MOD shall be required to complete an energy analysis that quantifies the estimated reduction in electric and gas measured against a baseline scenario of standard consumption patterns that the proposed conservation measures are anticipated to achieve.

3)

To reduce the potential for visual and community character impacts, any new energy service or telecommunications connections would be required to be placed underground in the manner prescribed by the Town or service provider.

4)	The existing infrastructure network that services the MOD is expected to be either capable of or upgraded to support the utility demands of the Evergreen Manor Project and Gyrodyne projects.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Energy & Telecommunications are anticipated from the Project.

10.	TRAFFIC AND TRANSPORTATION

The Town of Cortlandt reviewed the information presented in the DGEIS/DEIS and FGEIS/FEIS in relation to traffic and transportation and makes the findings below:

1)

A Traffic Impact Study (“TIS”) was performed to evaluate the potential impacts to the traffic network from the Proposed Action and was discussed in the DEIS. Based on the review and comments by the Board, members of the public, and the NYSDOT (an involved Agency), the Proposed Action was modified with a revised TIS as discussed in the FEIS. The Applicants in conjunction with the Town of Cortlandt have since developed revised conceptual plans (“Mitigation Design”) which modify the Proposed Project presented in the FEIS. A comparison of the trip generation anticipated with the revised conceptual plans as compared to the FEIS is shown in Table 5.

Table 5 Trip Generation Comparison
Development	AM Peak Hour Trips	PM Peak Hour Trips	Sat Peak Hour Trips
FEIS	437	759	498
Revised Conceptual Plans	328	610	400

2)

As the TIS included in the FEIS analyzed a higher generating development plan than the revised conceptual plans, the Town of Cortlandt bases its findings regarding the impacts of the Proposed Action with respect to traffic and transportation on the TIS presented in the FEIS. As such, the required mitigation detailed herein are still applicable and the responsibility of the Applicants. The methodology used to evaluate signalized and unsignalized intersections in the TIS is described below:

Methodology

Signalized Intersections

The operation of signalized intersections in the study area was analyzed by applying the Percentile Delay Methodology included in the Synchro 10 traffic signal software. The Percentile Delay Methodology differs from the Highway Capacity Manual (HCM) Methodology by calculating vehicle delays for five different percentile scenarios (10th, 30th, 50th, 70th and 90th) and taking the volume weighted average of the scenarios as compared to HCM which calculates delay for a single average scenario. In addition, the Percentile Delay Methodology includes an additional queue delay component to account for the effects of queues and blocking on short links and turning bays. The methodology evaluates signalized intersections for average delay per vehicle and level of service (LOS).

LOS can be characterized for the entire intersection, each intersection approach, and each lane group. Delay alone is used to characterize LOS for the entire intersection or an approach. Total delay and volume-to-capacity (v/c) ratio are used to characterize LOS for a lane group. The volume-to-capacity ratio quantifies the degree to which a phase’s capacity is utilized by a lane group.

LOS A describes operation with a delay of 10 seconds per vehicle or less and a volume-to- capacity ratio no greater than 1.0. This level is typically assigned when the volume-to-capacity ratio is low and either progression is exceptionally favorable or the cycle length is very short. If it is due to favorable progression, most vehicles arrive during the green indication and travel through the intersection without stopping.

LOS B describes operation with delay between 10 and 20 seconds per vehicle and a volume- to-capacity ratio no greater than 1.0. This level is typically assigned when the volume-to- capacity ratio is low and either progression is highly favorable or the cycle length is short. More vehicles stop than with LOS A.

LOS C describes operation with delay between 20 and 35 seconds per vehicle and a volume- to-capacity ratio no greater than 1.0. This level is typically assigned when the volume-to- capacity ratio is favorable or the cycle length is moderate. Individual cycle failures (i.e., one or more queued vehicles are not able to depart as a result of insufficient capacity during the cycle) may appear at this level. The number of vehicles stopping is significant, although many vehicles still pass through the intersection without stopping.

LOS D describes operation with delay between 35 and 55 seconds per vehicle and a volume- to-capacity ratio no greater than 1.0. This level is typically assigned when the volume-to- capacity ratio is high and either progression is ineffective or the cycle length is long. Many vehicles stop and individual cycle failures are noticeable.

LOS E describes operation with delay between 55 and 80 seconds per vehicle and a volume- to-capacity ratio no greater than 1.0. This level is typically assigned when the volume-to- capacity ratio is high, progression is unfavorable, and the cycle length is long. Individual cycle failures are frequent.

LOS F describes operation with delay exceeding 80 seconds per vehicle or a volume-to- capacity ratio greater than 1.0. This level is typically assigned when the volume-to-capacity ratio is very high, progression is very poor, and the cycle length is long. Most cycles fail to clear the queue.

A lane group can incur a delay less than 80 seconds per vehicle when the volume-to-capacity ratio exceeds 1.0. This condition typically occurs when the cycle length is short, the signal progression is favorable, or both. As a result, both the delay and volume-to-capacity ratio are considered when lane group LOS is established. A ratio of 1.0 or more indicates that cycle capacity is fully utilized and represents failure from a capacity perspective (just as delay in excess of 80 seconds per vehicle represents failure from a delay perspective).

Delay criteria for the range of service levels for signalized intersections are shown in Table 6.

Table 6 LOS Criteria for Signalized Intersections
Level-of-Service (LOS)(1)
Total Delay Per Vehicle	v/c ratio ≤ 1.0	v/c ratio > 1.0
≤ 10.0 seconds	A	F
>10.0 and ≤ 20.0 seconds	B	F
>20.0 and ≤ 35.0 seconds	C	F
>35.0 and ≤ 55.0 seconds	D	F
>55.0 and ≤ 80.0 seconds	E	F
>80.0 seconds	F	F
Note: (1) For approach-based and intersection-wide assessments, LOS is defined solely by delay. Source: Transportation Research Board. 2010 Highway Capacity Manual.

Unsignalized Intersections

LOS for a two-way stop-controlled (TWSC) and all-way stop-controlled (AWSC) intersections is determined by the computed or measured control delay using HCM Methodology. For motor vehicles, LOS is determined for each minor-street movement (or shared movement) as well as major-street left turns at TWSC intersections and for all movements at AWSC intersections. LOS is not defined for the intersection as a whole for TWSC intersections.

The LOS criteria for both TWSC and AWSC unsignalized intersections are summarized in Table 7.

Table 7 LOS Criteria for Unsignalized Intersections
Level-of-Service (LOS)(1)
Control Delay Per Vehicle	v/c ratio ≤ 1.0	v/c ratio > 1.0
≤ 10.0 seconds	A	F
>10.0 and ≤ 15.0 seconds	B	F
>15.0 and ≤ 25.0 seconds	C	F

>25.0 and ≤ 35.0 seconds	D	F
>35.0 and ≤ 50.0 seconds	E	F
>50.0 seconds	F	F

Note:         (1) For TWSC intersections, the LOS criteria apply to each lane on a given approach and to each approach on the minor street (for TWSC intersections). LOS is not calculated for major-street approaches or for the intersection as a whole.

Source: Transportation Research Board. 2010 Highway Capacity Manual.

Note that the LOS criteria for unsignalized intersections are somewhat different from the cri- teria used in signalized intersections. At TWSC intersections, drivers on the stop-controlled approaches are required to select gaps in the major-street flow in order to execute crossing or turning maneuvers. In the presence of a queue, each driver on the controlled approach must also use some time to move into the front-of-queue position and prepare to evaluate gaps in the major-street flow. AWSC intersections require drivers on all approaches to stop before proceeding into the intersection.

3)

Traffic conditions were evaluated at 25 intersections for the Weekday AM and PM peak hours. Under the 2023 With Action condition (MOD Development Plan), absent any additional new development in the study area beyond that specified for Evergreen Manor and Gyrodyne, there would be impacts at the following locations;

i.	Route 6 and Dayton Lane—the northbound left turn movements would deteriorate from LOS D to LOS E during the Weekday PM peak hour.
ii.	Route 6 and Lexington Avenue—the eastbound through/right turn movement would deteriorate within LOS F during the Weekday PM peak hour.
iii.	Route 202/35 and Lafayette Avenue/NYPH Driveway—the eastbound approach would deteriorate from LOS C to LOS F during the Weekday PM peak hour.
iv.	Route 202/35 and Bear Mountain State Parkway—the eastbound approach would deteriorate within LOS F during the Weekday AM and PM peak hours.
v.

Route 202/35 and Croton Avenue/Maple Row—the westbound left turn movement would deteriorate from LOS B to LOS E during the Weekday PM peak hour. The westbound through/right turn movement would deteriorate within LOS F during the Weekday PM peak hour. The northbound left turn movement would deteriorate within LOS F during the Weekday AM and PM peak hours.

vi.

Route 202/35 and Lexington Avenue—the eastbound through/right turn movement would deteriorate within LOS F during the Weekday AM and PM peak hours. The westbound through movement would deteriorate within LOS F during the Weekday PM peak hour.

vii.	Dayton Lane and Beach Shopping Center South Driveway—the westbound left turn/right turn movement would deteriorate within LOS F during the Weekday PM peak hour.
viii.	Route 202/35 and Dayton Lane—the southbound approach would deteriorate within LOS F during the Weekday AM and PM peak hours.
ix.	Route 202/35 and Tamarack Drive—the northbound approach would deteriorate from LOS C to LOS E during the Weekday PM peak hour.

x.	Route 202/35 and Shipley Drive—the northbound approach would deteriorate from LOS D to LOS F during the Weekday PM peak hour.
xi.	Route 202/35 and Locust Avenue—the southbound approach would deteriorate from LOS D to LOS F during the Weekday AM peak hour.
xii.	Bear Mountain Parkway and Arlo Lane—the northbound approach would deteriorate within LOS F during the Weekday PM peak hour.

The Applicants have proposed, as part of their development plans, a series of improvements to the traffic network. As the trip generation of the revised conceptual plans (“Mitigation Design”) is less than the traffic analyzed for the FEIS, the revised “Mitigation Design” would not result in any additional significant adverse impacts to traffic compared to the FEIS Proposed Action. As discussed below, the traffic mitigation measures identified for the FEIS are proposed as part of the revised Proposed Action.

The improvements proposed in the FEIS are still required to mitigate the Proposed Action’s impacts to the maximum extent practicable. While some improvements also serve to benefit the traffic network more generally and improve upon existing or expected conditions without the Proposed Action, the improvements proposed would not be required but for MOD Development Plans. Improvements required by this Findings Statement (see Table 8) shall be included as conditions of any site plan approval for the Proposed Action and shall also require the review and approval of all applicable permitting agencies.

Table 8 presents the traffic mitigation measures included as part of the Proposed Action. With the implementation of these mitigation measures, the significant adverse traffic impacts identified above could be fully mitigated except for the signalized intersections of US Route 6 and Lexington Avenue (Weekday PM peak hour), Route 202/35 and Croton Avenue/Maple Row (Weekday AM and PM peak hours) and Route 202/35 and Lexington Avenue (Weekday PM peak hour). In addition, the unsignalized intersections of Dayton Lane and Beach Shopping Center south driveway (weekday PM peak hour), Route 202/35 and Shipley Drive/Dimond Avenue (Weekday PM peak hour), and Route 202/35 and Locust Avenue (Weekday AM peak hour) could not be fully mitigated.

Route 202/35 and Bear Mountain Parkway and Croton Avenue/Maple Row

4)

The intersections of Route 202/35 and Bear Mountain Parkway and Route 202/35 and Croton Avenue/Maple Row are located approximately 1.2 miles from the MOD Development Plan, however under existing conditions are operating at or over capacity. The FEIS 2023 No Action Condition shows considerable deterioration to the Route 202/35 and Bear Mountain Parkway approaches without any proposed improvements to increase capacity. In addition, these locations are not currently included on the Statewide Transportation Improvements Plan (STIP), a comprehensive list of projects in New York State proposed to receive federal funding for improvements. As such, they represent an existing choke point along the corridor. Furthermore, as the two intersections are closely spaced and operate as a single traffic signal, signal retiming is not feasible unless coupled with increasing the roadway capacity. Increasing the roadway capacity for the critical eastbound approach is not feasible as sufficient right-of- way does not exist due to the NYCDEP aqueduct in the vicinity of the approach.

5)

With signal retiming and increasing capacity being unfeasible mitigation measures, diverting trips away from the area of congestion would be the most cost effective and practical improvement to operating conditions. Approximately 27 and 30 vehicles currently make an eastbound left turn from Route 202/35 to the Bear Mountain Parkway during the Weekday AM and PM peak hours, respectively. However, the limited vehicles making a left turn have the potential to create substantial delay for the larger number of eastbound through vehicles as the eastbound approach of Route 202/35 is not wide enough to accommodate vehicles maneuvering around waiting left turn vehicles. In addition, the eastbound left turn is a difficult maneuver due to the alignment of Route 202/35 with the Bear Mountain Parkway, a factor which may be contributing to the high crash rate at this location. In consultation with the Town of Cortlandt and NYSDOT, the eastbound left turn is proposed to be banned and the limited number of vehicles wishing to travel northbound on Bear Mountain Parkway from Route 202/35 be rerouted via wayfinding signage to Conklin Avenue where vehicles can turn right onto U.S. Route 6 and then turn right onto the Bear Mountain Parkway northbound ramp. This rerouting creates a safe, effective route for vehicles traveling to the Bear Mountain Parkway and greatly reduces eastbound congestion at the Route 202/35 and Bear Mountain Parkway intersection.

Queuing

6)

Queue lengths are a quantitative measure of traffic demand. In saturated conditions, as is the case on the Route 202/35 corridor, queue lengths represent the unmet demand where a building queue indicates a worsening of congestion. A review of the Synchro 95th Percentile queue data shows that under 2023 With Action conditions the majority of intersection approaches and turning lanes which under 2023 No Action conditions extend to or beyond the storage length would be improved or continue to exceed the storage length under 2023 With Action conditions. Locations where the 95th percentile queues would exceed the storage capacity only under the 2023 With Action Condition (as a result of the Proposed Project) and would be considered an impact are listed below.

i.	The eastbound and westbound shared through/right turn lane at the intersection of Route 202/35 and Gyrodyne Driveway/NYPH Driveway
ii.	The westbound through lane at the intersection of Route 202/35 and Lafayette Avenue/NYPH Driveway
iii.	The eastbound approach at the intersection of Route 202/35 and Bear Mountain Parkway
iv.	The westbound left turn lane at the intersection of Route 202/35 and Croton Avenue/Maple Row
v.	The northbound approach at the intersection of Route 202/35 and Lexington Avenue
vi.	The southbound approach at the intersection of Route 202/35 and Dayton Lane

7)

With the improvement measures being provided as identified in Table 8, the majority of queues impacted under the FEIS 2023 With Action Condition would be mitigated. An assessment of the remaining impacted queues under the FEIS 2023 With Action Condition identified improvements which would increase the storage capacity for the impacted movements and mitigate the 95th Percentile queues with the Proposed Project for all approaches with the exception of the left turn lane at the intersection of Route 202/35 and Bear Mountain Parkway which is constricted by available right-of-way as discussed above. The additional improvement measures to be provided are listed below.

i.	The westbound left turn lane at the intersection of Route 202/35 and Croton Avenue/Maple Row would be increased in length from 100 feet to 225 feet.

Corridor Delay

8)

The Town Board finds that the improvements proposed by the Applicants along Route 202/35 to mitigate Project impacts will improve the functioning of the Route 202/35 corridor. Specifically, the delay associated with the Proposed Action would be greatly reduced however an increase in delay along the Route 202/35 corridor would still be experienced as compared to the 2023 No Action Condition. Therefore, additional mitigation measures listed below are provided to reduce travel time along the corridor with the Proposed Action.

i.	Route 202/35 and Lafayette Avenue/NY Presbyterian Hospital Driveway—signal phasing modifications to make the westbound left-turn a lagging phase.
ii.	Route 202/35 from Dayton Lane to Conklin Avenue—Adjustments to the signal offsets to smooth traffic flow and progression between intersections.

9)

With the implementation of these additional improvement measures, as well as the partial mitigation measures at the intersections of Route 202/35 and Bear Mountain Parkway and Route 202/35 and Lexington Avenue discussed above, additional storage capacity for turning vehicles would be provided and would improve the flow of through traffic along Route 202/35.

10)

The Adaptive Traffic Control System (ATCS) which is also included as an improvement measure has the potential to further improve vehicle delay and number of stops along a congested arterial by approximately 10 percent (during the peak periods) when implemented correctly. In addition, as an ATCS adjusts traffic signal timing (offsets, cycle lengths and splits) based on real-time conditions it is better able to adapt to the variations in traffic volumes throughout the day, leading to a better driver experience through the corridor. Within the Town of Cortlandt, the U.S. Route 6 corridor from Jerome Drive to Lexington Avenue currently operates under the control of an ATCS and has shown improvements to travel times of approximately 10 percent during the peak periods, and greater improvements during the shoulder and weekend hours.

Traffic Safety Conditions

11)

Based on the anticipated traffic generation, The Town Board finds that the reduced conceptual plans will not have a significant impact on the accident rates on the area roadways. Although the Proposed Project is not anticipated to exacerbate traffic safety conditions, the following improvements, included as mitigation measures above, would also be beneficial to traffic safety conditions:

i.

Route 202/35 and Dayton Lane— Installation of a new red/yellow/green signal (Crash Modification Factor (CMF) of 0.78 for all crashes and 0.75 for left turn crashes) and Installation of a left turn only lane for the southbound Dayton Lane approach (CMF of 0.75 for all crashes)

ii.

Route 202/35 and Conklin Avenue—Installation of a left turn lane for westbound Route 202/35 approach and signal timing modifications to provide protected/permitted eastbound, westbound, northbound and southbound left turns (CMF of 0.62 for left turn crashes along Route 202/35)

iii.

Route 202/35 and Bear Mountain Parkway—Installation of a left turn lane along the Route 202/35 eastbound approach (CMF of 0.88 for all crashes) In addition, for the left turn prohibition discussed above there would be a CMF of 0.40 for left turn crashes, and 0.77 for rear end crashes.

iv.	Route 202/35 corridor from Dayton Lane to Conklin Avenue—Coordinate arterial signals (CMF of 0.79 for all crashes)

Post Construction Traffic Monitoring Plan

12)

The intersection analysis and associated mitigation measures are based on vehicle trip estimates anticipated to be generated by the Proposed Project. In order to ensure sufficient mitigation measures are identified and implemented, the Town of Cortlandt has determined the need for a post construction traffic monitoring plan to be conducted to determine if additional improvements beyond those identified above are needed. The improvement measures identified above will be implemented independent of the results of the post construction monitoring plan.

13)

Twice a year for the first two years following full occupancy of the Proposed Project, Weekday AM and PM peak period driveway counts will be collected at each of the project site driveways. For each data collection period, traffic counts will be collected on a Tuesday, Wednesday, and Thursday to capture any fluctuations in traffic generated by the Proposed Project. Prior to data collection, a data collection protocol will be submitted to the Town for approval.

14)

Following each data collection period, a memorandum will be submitted to the Town presenting a comparison of the driveway counts to the trip generation estimates presented in this study. If the driveway peak hour counts exceed the trip generation estimates, the Town may require additional traffic analyses to be conducted at the study intersections to determine if additional improvements should be implemented. Any future analysis will be coordinated and approved by the Town and could include collecting intersection peak hour traffic turning movement counts and conducting peak hour intersection operations analyses to identify additional improvements.

Parking

15)

The reduced conceptual plan for the Gyrodyne Project Site would provide 750 parking spaces (253 surface lot parking spaces and 497 structured parking spaces) which is 106 more spaces than the Proposed Project in the FEIS and in excess of the amount required by zoning and the Institute for Transportation Engineers (ITE) generic guidelines of parking demand. The reduced conceptual plan for the Evergreen Project Site would provide 363 parking spaces, a reduction in parking as compared to the Proposed Project analyzed in the FEIS. The proposed parking for the Evergreen Project Site is in excess of the amount required by zoning for the reduced conceptual plan and the Institute for Transportation Engineers (ITE) generic guidelines of parking demand. However, because the Evergreen Project Site provides distinct parking lots, the dedicated parking for the retail use may require additional parking to avoid a parking shortfall. The final parking layout and will be determined by the Planning Board during site plan review.

Section 200 of the Town Law

16)

One potential option for financing can be found under Section 200 of the Town Law. Financing under this provision could facilitate the installation of the traffic improvements subject to further review by the Town Board, and would not lead to a significant adverse environmental impact.

Based on the forgoing, The Town Board finds that as to traffic and transportation the Proposed Action will not create any significant adverse impacts and will avoid or minimize adverse environmental impacts to the maximum extent practicable.

Table 8 Intersection Mitigation Measures
Intersection/Roadway Segment	Mitigation Measures
	Weekday AM Peak Hour	Weekday PM Peak Hour
Signalized Intersections
US Route 6 and Dayton Lane	No significant Impact	1) Signal Timing Modifications
US Route 6 and Lexington Avenue	No significant Impact	Unmitigated[8]
Route 202/35 and Dayton Lane	1) Restripe the SB Dayton Lane approach from one lane to one left turn only lane and one right turn only lane 2) Signalize the intersection[1]	1) Restripe the SB Dayton Lane approach from one lane to one left turn only lane and one right turn only lane 2) Signalize the intersection[1]
Route 202/35 and Lafayette Avenue / NY Presbyterian Driveway

1) Widen the NB Lafayette Avenue approach from one lane to one 100-foot left turn only lane and one through/right turn lane

2) Restripe the SB NY Presbyterian driveway approach from one left turn/through lane and one right turn lane to one left turn lane and one through/right turn lane

3) Signal phasing modifications to allow for protected/permitted NB/SB left turns[6]

1) Widen the NB Lafayette Avenue approach from one lane to one 100-foot left turn only lane and one through/right turn lane

2) Restripe the SB NY Presbyterian driveway approach from one left turn/through lane and one right turn lane to one left turn lane and one through/right turn lane

3) Signal phasing modifications to allow for protected/permitted NB/SB left turns

Route 202/35 from Dayton Lane to Conklin Avenue	Coordinate the corridor with optimized offsets[7]	Coordinate the corridor with optimized offsets[7]
Route 202/35 and Bear Mountain Parkway	Ban the EB left turn, reroute to the intersection of Route 202/35 and Conklin Avenue via wayfinding signage	Ban the EB left turn, reroute to the intersection of Route 202/35 and Conklin Avenue via wayfinding signage
Route 202/35 and Croton Avenue/Maple Row	Unmitigated	Unmitigated
Route 202/35 and Lexington Avenue	1) Restripe the SB Lexington Avenue approach from one left turn/through lane and one right turn lane to one left turn lane and one through/right turn lane 2) Signal Timing Modifications	1) Restripe the SB Lexington Avenue approach from one left turn/through lane and one right turn lane to one left turn lane and one through/right turn lane 2) Signal Timing Modifications[2]
Unsignalized Intersections
Dayton Lane and South Shopping Center Driveway[3]	No significant impact	Unmitigated
Route 202/35 and Shipley Drive[3,4]	No significant impact	Unmitigated
Route 202/35 and Locust Avenue[3,4]	Unmitigated	No significant impact

Notes: EB = Eastbound; WB = Westbound; NB = Northbound; SB = Southbound.

(1) Traffic Signal is warranted with or without the Proposed Action.

(2) Does not fully mitigate the intersection

(3) Unsignalized intersection which does not meet signal warrant criteria under With Action Condition.

(4) Not uncommon for unsignalized minor approaches/driveways on a state/city roadway to operate at LOS E and F

(6) Mitigation not necessary for peak hour

(7) Coordination and offsets synchronize traffic signals together in order to provide smooth flow of traffic along a segment with closely spaced intersections in order to reduce travel time, stops and delay.

(8) The Proposed Action would only add six vehicles to eastbound through/right-tun movement, however, since this approach is already above capacity in the No Action condition, any additional vehicle would result in large increases in delay. It should be noted that the analysis does not reflect potential improvements from the implementation of an Adaptive Traffic Control System.

11.	AIR QUALITY

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on Air Quality for the following reasons:

1)

Air quality impacts can result from emissions generated by direct stationary sources, such as emissions from on-site fuel combustion for heat and hot water systems, or indirect sources, such as off-site emissions from on-road vehicle trips generated by the project or other changes to future traffic conditions due to the project. The Proposed Action would generate vehicle trips; therefore the potential for indirect mobile source impacts from the on-street vehicles generated by the Proposed Action, as well as mobile source impacts from the surface lot parking facilities on multiple parcels within the MOD, were evaluated. The MOD Development Plan would also include fossil fuel-fired heat and hot water systems. Therefore, stationary source impacts were evaluated as well. The Proposed Action would introduce relatively small stationary sources at sufficiently large distances from the nearest sensitive locations, and the traffic increments associated with the MOD Development Plan would not exceed screening levels. Therefore, the additional vehicle trips generated by the Proposed Action and the MOD Development Plan’s stationary sources are not expected to cause any exceedance of ambient air quality standards.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to air quality are anticipated from the Project.

12.	NOISE

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on noise for the following reasons:

1)

Noise associated with the Proposed Project would be in compliance with the Town of Cortlandt’s code restrictions on noise. Additionally, the Proposed Project would not be expected to result in significant adverse noise impacts at residences or other receptors immediately adjacent to the project site according to the NYSDEC noise guidance document, and future noise levels at the buildings included in the Proposed Project would experience noise levels in the range considered acceptable for residential use according to the NYSDEC guidance document.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to noise are anticipated from the Project.

13.	ECONOMIC CONDITIONS

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS and the updated “Economic Conditions” analysis prepared by AKRF in February 2023, that the Proposed Action is not anticipated to result in any significant adverse economic or fiscal impacts and would have an overall positive fiscal effect on the Town for the following reasons:

1)	The Proposed Project would support community economic goals and objectives in line with Envision Cortlandt, the Town’s Comprehensive Plan adopted in 2016.
2)

The Proposed Project would maximize the economic potential of the area by supporting new complementary medically-oriented commercial investment in proximity to New York Presbyterian Hospital (NYPH), and by providing expanded housing options, particularly in high demand segments that are in high demand.

3)	The Proposed Project is projected to generate approximately $3.6 million in annual property tax revenues, of which:

i.	Westchester County would receive approximately $359,000 per year, which includes general taxes to the county and the county refuse tax;
ii.	The Town of Cortlandt (through its general fund and highway fund) would receive approximately $362,000 annually; and
iii.	Lakeland Central School District (LCSD) would receive approximately $2.5 million annually.

5)	The Proposed Project is not anticipated to result in any significant adverse economic or fiscal impacts.
6)

The Proposed Project would result in new commercial uses, including professional offices, as well as new residential development that would attract and retain residents and consumer expenditure associated with those residents.

7)	New residential uses could help to expand the tax base, similar to the Valeria development.
8)	The projected annual property tax revenues generated for each affected taxing jurisdiction is expected to exceed the estimated costs to those jurisdictions, particularly for the LCSD.

The Proposed Project would therefore have overall net positive economic and fiscal effects, and no mitigation measures are required.

In addition, economic benefits from the construction activities associated with the Proposed Project comprise new jobs and new economic activity, including:

1)	Total direct, indirect, and induced employment in Westchester County totaling nearly 1,000 person-years of employment;
2)	Total direct, indirect, and induced labor income in Westchester County in the amount of $91 million, and total economic activity generated within Westchester valued at $179 million; and
3)	Additional employment, employee compensation, and economic activity within the broader New York State and national economies.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to Economic Conditions are anticipated from the Project.

14.	CULTURAL RESOURCES

The Town of Cortlandt reviewed the information presented in the DGEIS/DEIS and FGEIS/FEIS in relation to cultural resources and makes the findings below:

1)

A Phase 1A Literature and Sensitivity Assessment was prepared by Hudson Valley Cultural Resources Consultants (HVCRC) in compliance with the requirements and standards of the New York State Office of Parks, Recreation and Historic Preservation (NYSOPRHP) for the Evergreen Manor and Gyrodyne sites.

2)	In correspondence dated December 20, 2018, the OPRHP stated that it had no further cultural resource concerns regarding the Gyrodyne project.

3)

In a letter dated January 17, 2018 OPRHP indicated that it had no further archaeological concerns regarding the Evergreen Manor Project but a subsequent letter dated January 28, 2018 OPRHP indicated that OPRHP determined that the existing former Evergreen hotel building and barn are eligible to be listed on the State and National Register of Historic Places (S/NRHP)

4)

On September 27, 2019 the Division of Historic Preservation of the Office of Parks, Recreation and Historic Preservation (OPRHP) determined that “there are no prudent and feasible alternatives to the demolition of the National Register eligible property on the site for the proposed medical oriented district. Although we agree the Manor is in an advanced state of deterioration, the removal of these buildings remains, in the OPRHP’s opinion, an Adverse Impact on historic resources.” A Letter of Resolution (LOR) was subsequently executed by VS Construction, OPRHP and the NYS Department of Environmental Conservation (DEC), which identified mitigation measures to mitigate the Adverse Impact. The following mitigation measures will be implemented as part of the Evergreen Manor site plan resolution to mitigate any potential impacts:

i.	The preparation of a Structure Documentation report which was completed on March 2020 and submitted to OPRHP in May 2020.
ii.	The installation of a kiosk and/or interpretive panel that will be developed in coordination with OPRHP and displayed in or outside one or more of the new buildings; and
iii.	The incorporation of key architectural design elements from the former Evergreen Manor Hotel into the building architecture and/or as display artifacts.

5)

Twenty-seven of the townhouses proposed in the FEIS and the revised conceptual plan will be constructed within the southern portion of the Evergreen Manor site, where no improvements were previously proposed under the Evergreen Manor Project DEIS plan reviewed by OPRHP. The southern portion of the site was also evaluated as part of the Phase 1A Literature Search and Sensitivity Assessment & Phase 1B Archaeological Field Reconnaissance Survey, Evergreen Manor dated 11/5/18 and included as part of the DGEIS/DEIS appendices. No historic or pre-historic resources were identified on the southern portion of the site.

Based on the mitigation measures proposed, the Town Board finds that as to Cultural Resources the Proposed Action will not create any significant adverse impacts and will avoid or minimize adverse environmental impacts to the maximum extent practicable.

15.	VISUAL RESOURCES

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on visual resources for the following reasons:

1)	The MOD Zoning would limit building heights to a maximum of 45 feet to maintain consistency in bulk and massing with existing neighborhood character.

2)

The proposed MOD Zoning would require new developments to include amenities such as including lighting, streetscape, landscaping, and signage that are compatible and consistent with the architecture, streetscape, and signage of other properties located within the MOD.

3)

MOD projects would be expected to replace the visual prominence of large parking lots with attractive streetscape, landscaping, sidewalks, public spaces, activity areas (such as outdoor seating) along Route 202/35 to encourage walkability, connectivity between MOD uses and to provide a more bicycle and pedestrian friendly commercial center with connections to adjacent residential neighborhoods.

4)

The Evergreen Manor and Gyrodyne projects have been designed to provide a vibrant mixed-use development that is consistent with the goals of the MOD to encourage economic development, create a sense of place and provide complementary medical and residential uses proximate to the hospital. The proposed buildings have been designed to feature articulated façade elements and neutral color palettes with accent colors to provide complementary design and visual interest. Landscaping including evergreens, deciduous trees, and flowering trees and shrubs are proposed throughout the sites to provide both screening and visual interest from within and outside of the Property.

5)

The Gyrodyne project includes a village green and wellness plaza as well as a prominent street frontage with the medical office building designed to promote a visual gateway, sense of place, and walkability. The foreground of the medical office building will also provide a feeling of entering a cultural hub with art sculptures and outdoor terraces.

6)

A minimum area of non-disturbance shall be required between the closest part of a structure in a parcel designated as MOD and the nearest lot line of any existing residentially-zoned parcel. This provides significantly larger buffers than if the Evergreen site were to be developed as single-family homes. Within this area of non-disturbance, no trees or other vegetation shall be permitted to be removed with the exception of dead or diseased flora and invasive species. The Non-Disturbance areas shall be the areas between structures and lot lines in the MOD as follows:

i.

No disturbance, except as otherwise allowed for in the enabling local law, shall be permitted within 100 feet from the nearest lot line of a parcel located on Cypress Lane, Nancy Lane, Ridge Road, and Tamarack Drive with an existing residential unit.

ii.

No disturbance, except as otherwise allowed for in the enabling local law, shall be permitted within 30 feet from the nearest lot line of a parcel located on any other adjacent street with an existing residential unit.

7)

Lighting will provide safety in evening hours and will be appropriately scaled and designed to have little visual impact on surrounding areas. Parking areas will utilize appropriately- scaled lights that will be selected to complement the architecture. These fixtures incorporate LED bulbs and optical systems to uniformly distribute light downward. The light distribution pattern will be directed downward towards proposed interior driveways, walkways and parking areas. Building mounted LED-lighting fixtures will be installed adjacent to doorways to provide general lighting at the building entryways for safe ingress and egress to buildings. Where practicable, motion controls and dimmers may be utilized to reduce the amount of lighting in areas where full lighting may not be necessary all night.

8)

The proposed assisted living building would be located on Crompond Road and over 100 feet from the nearest adjacent residential structure to the east and south. Existing wooded areas between the assisted living facility and the neighboring residential uses along Tamarack Avenue would be retained to buffer views into the site.

9)

The proposed ninety-nine town-houses and stacked multiple dwellings at a height no larger than that permitted for the parcels in the neighboring residential zones would provide a transitional land use between the higher density medical uses and parking structures proposed on the Gyrodyne site and the single-family residential neighborhoods to the west and south. The town-houses would be limited to 2.5 stories or 35 feet above grade in height and would be located on a minimum of 100 feet from the nearest adjacent residential structure to the east and south.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to visual resources are anticipated from the Project.

16.	HAZARDOUS MATERIALS

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on hazardous materials for the following reasons:

1)	Phase I Environmental Site Assessments (ESA) were prepared for the Evergreen Manor and Gyrodyne sites.

2)

The ESA for the Evergreen Manor site identified two Recognized Environmental Conditions (RECs): 1) an inactive approximately 1,000-gallon heating oil aboveground storage tank (AST) adjacent to the former hotel structure; and 2) an existing dump area consisting of a car, car parts, appliances and other household materials existing within the southwest corner of the property near the wetland area. During the TEAM investigation, no leaks or degradation were observed in the proximity of the 1,000-gallon AST tank. A 275-gallon heating oil AST and furnace was also identified within the basement of the existing two-dwelling unit structure. No odors or visual evidence of surface stains were observed proximate to the AST or furnace at the time of the inspection. No exposed or friable asbestos containing materials (ACM) were observed during the inspection of the accessible interior building areas. Based on the age of the existing structures, the Applicant will perform a formal asbestos inspection and required abatement prior to the issuance of any demolition permits. The property was not identified within any Environmental Data Resources (EDR) environmental databased reviewed by TEAM. Two properties listed on the New York State Spills Database (Spills) and twenty-two New York Leaking Storage Tank (LUST) sites were identified within one-eighth to one-quarter mile of the property. Based on the databases, the Spills sites were both listed as “closed”.

3)

The Phase I ESAs conducted for the Gyrodyne Project Site did not identify any RECs on or near the property that would be expected to result in adverse impacts to the site. The reports indicated that all ASTs should be removed from the property when future development occurs. Suspect asbestos-containing material (ACM) floor tile was observed throughout the existing medical buildings, and suspect ACM pipe insulation was observed in the basement of the residence located at 1987 Crompond Road. Due to the age of the building, it is possible that roofing and other building materials may contain asbestos. An asbestos survey will be performed to determine if there is any ACM present in the existing buildings that will be disturbed during demolition activities.

4)

The removal of any active or inactive ASTs, ACM and other materials within the dump area and existing structures on the Evergreen Manor and Gyrodyne sites will be conducted in accordance with applicable, local, county and state regulations by licensed contractors, as required. Any required asbestos abatement will be conducted prior to demolition activities.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to hazardous materials are anticipated from the Project.

17.	CONSTRUCTION

The Town Board finds, based on the evidence presented in the DGEIS/DEIS and FGEIS/FEIS that the Project is not anticipated to result in any significant adverse environmental impacts on construction for the following reasons:

1)	Construction activities associated with the MOD Development Plans will be temporary in nature.

2)

Construction of the Evergreen Manor and Gyrodyne projects have been designed to minimize and mitigate potential impacts to the extent practicable. Best management practices will be incorporated into the construction management plans to minimize potential impacts in accordance with all applicable laws and regulations.

3)

The routes of trucks being used for construction activities will vary depending on the truck’s point of origin and/or destination, but the roads that will be utilized by trucks will be US Route 202/35/Crompond Road, US Route 6, and US Route 9.

4)

Maintenance and Protection of Traffic (MPT)/Work Zone Traffic Control (WZTC) plans will be implemented to ensure continued two-way vehicle and pedestrian access around the property. Typical MPT elements include wayfinding and advance lane/shoulder closure signage (e.g. “Shoulder Closed Ahead”), construction fencing, barricades (possibly with flashing beacons/temporary lighting), flaggers to help direct traffic, etc.

5)

During construction of the MOD Development Plans, appropriate air quality measures, such as erosion and sediment controls, stabilized construction entrances, site watering during excavation (including truck wash stations) to avoid the re-suspension of dust, covering stockpiles of soil and gravel, will be implemented where necessary.

6)

Although noise will be generated from construction equipment, all equipment will be properly maintained and muffled in compliance with the EPA’s noise emission standards, and such noise impacts will be temporary and short-term. All construction will be conducted in compliance with Section 197-16 of the Town of Cortlandt Code, Town of Cortlandt Noise Control Law. If bedrock is encountered as the Project area is excavated and blasting is required all necessary permits for blasting will be obtained. Prior to any blasting a pre-blast survey of all structures that could potentially be impacted will be performed by experienced and licensed professionals and submitted to the Town for approval.

7)

Soil erosion and sedimentation control measures will meet the New York State Department of Environmental Conservation (NYSDEC) New York State Standards and Specifications for Erosion and Sediment Control requirements and the Town of Cortlandt requirements. A Stormwater Pollution Prevention Plan (SWPPP) will be utilized to control erosion and minimize the transfer of site debris onto local roads. Erosion and Sediment Control elements may include silt fences, hay bales, a gravel or crushed-stone construction entrance/exit with a wash-down area, and/or sandbags to protect inlets.

Accordingly, the Town Board finds that no significant adverse environmental impacts related to construction activities are anticipated from the Project.

18.	ALTERNATIVES

The State Environmental Quality Review Act (SEQRA) and its implementing regulations require the consideration of project alternatives, which are formulated in response to potential impacts of the Proposed Action. The adopted Scope requires consideration of three alternatives for comparison to the Proposed Action. The alternatives are designated as either 1) “No Action” (i.e., what land use would occupy the site should the Proposed Action not be approved and developed); 2) “Development Under Existing Zoning,” which analyze impacts to the MOD Zoning Area without the adoption of the proposed MOD Zoning modifications and construction of the MOD Development Plan; 3) “Reduced Residential Alternative,” which analyzes a proposed maximum of 150 residential units in the MOD excluding the assisted living units. In addition, Gyrodyne included a fourth alternative “Gyrodyne project with an increased number of two-bedroom units” which analyzed the Gyrodyne multifamily proposal with an increased number of two-bedroom units. Alternatives 1 and 2, the “No Action” Alternative and the “Development Under Existing Zoning” Alternative would fail to achieve the applicant’s objectives as well as the Town’s objectives for the MOD as discussed in the 2016 Comprehensive Plan. Alternative 3, the “Reduced Residential Alternative” would likely result in adverse neighborhood character impacts to Tamarack Drive and its side streets due to the density, height, and massing of the residential building. Alternative 4 “Gyrodyne project with an increased number of two-bedroom units” would likely result in adverse neighborhood character impacts to the Buttonwood Avenue neighborhood due to the proximity, density, height, and massing of the residential building that would be constructed on the Gyrodyne site.

In response to comments received on the DGEIS/DEIS, this Proposed Action was modified and the alternatives analysis was supplemented in the FGEIS/FEIS to include a medical only alternative on the Gyrodyne site. To reduce the potential for neighborhood character impacts to the Buttonwood Avenue neighborhood, this alternative contemplated a medical office building only and elimination of all residential uses on the Gyrodyne site with assisted living and multifamily residential uses remaining on the Evergreen site. This alternative was determined to be consistent with the objectives of the MOD as outlined in Envision Cortlandt but the Town Board found that this proposal did not adequately address the public’s concerns related to the height, scale, density and massing of the medical office building and the resulting impacts to neighborhood character such as traffic, visual impacts, density, massing, and overall site disturbance. To address the public’s concerns, the Town Board modified the MOD zoning to increase required setbacks, reduce building height maximums, and implement areas of non-disturbance resulting in a preferred “Mitigation Design” with reduced medical office on the Gyrodyne site and assisted living and a reduced residential density on the Evergreen site. As noted above, the “Mitigation Design” reduces the maximum height of all MOD buildings to 45 feet, requires a minimum area of non-disturbance between the closest part of a structure in a parcel designated as MOD and the nearest lot line of any existing residentially-zoned parcel, eliminates stand-alone restaurant/dining uses, and reduces the total number of residential units on the Evergreen Manor site to a maximum of ninety-nine (99). The Town Board finds that the “Mitigation Design” effectively mitigates, to the extent practicable, the concerns expressed regarding the massing and scale of the project, while still providing a feasible, development plan that meets the objectives of the MOD.

The Town Board finds, the Proposed Action with the minimization and mitigation measures set forth above, is the most appropriate alternative. The Proposed Action has minimized and mitigated environmental impacts to the greatest extent practicable and the nature and economic benefits of the Proposed Action outweigh any remaining environmental impacts.

19.	UNAVOIDABLE ADVERSE IMPACTS

The Town Board finds that the proposed Mitigation Design alternative has mitigated, to the maximum extent practicable, the potential environmental impacts outline above. As with any land development activity, some impacts are unavoidable, but most of these impacts are temporary and relatively minor (i.e., construction related noise and traffic) and the applicants have proposed measures to mitigate such impacts to the maximum extent practicable. Other impacts, such as the increases in density and traffic, are not significant either individually or cumulatively compared to existing conditions.

The Town Board finds that with the implementation of these mitigation measures, the Proposed Action is expected to result in positive, long-term overall economic, fiscal and social impacts that will offset the adverse effects that cannot otherwise be avoided.

20.	IRREVERSIBLE AND IRRETRIEVABLE COMMITMENT OF RESOURCES

Land development, whether residential commercial, or industrial, results in open lands being converted and built upon. Construction of impervious surfaces and the attendant human, mechanical, and industrial activities alter the landscape and the pre-development environment. Like any development, the Proposed Action will cause the short-term and long-term commitment of environmental resources. On the Evergreen Manor and Gyrodyne sites, areas of existing undeveloped land will be committed to the development of a Medical Oriented District with medical office buildings, parking garages, an assisted living facility, townhomes & multiple dwellings as well as surface parking areas, and landscaped areas. In the areas of proposed development, existing soils will be altered and replaced with paved surfaces. Consequently, in the areas of proposed development, existing forests, open fields, and other plant communities supporting wildlife habitat will be lost. Wetland areas will be impacted, although mitigation is proposed.

Construction of the Project would require the commitment of building materials such as sand, aggregate, concrete, wood, glass, asphalt and other building materials typically used in the construction of medical office buildings, assisted living facilities and townhomes. There would be an irretrievable commitment of energy resources such as gasoline and diesel fuel for the operation of construction equipment during the construction of the Proposed Action.

The long-term demand for water and energy resources at the site will increase when the proposed land uses are operational. The Proposed Action would result in the long-term commitment of these resources for the operation of the Proposed Action. However, the amounts of water and energy used in operation of the Proposed Action would be relatively small in relation to regional consumption, and sufficient quantities of water and other resources are anticipated to be available locally and in the region to accommodate this demand.

Based on the foregoing, the Proposed Action will not create any significant adverse environmental impacts as to this subject area, and will avoid or minimizes adverse environmental impacts to the maximum extent practicable.

21.	GROWTH INDUCING EFFECTS

The Proposed Zoning Action, i.e., the adoption of MOD Zoning, is intended to stimulate growth within the MOD Zoning Area by creating a regulatory framework which favors development consistent with the goals of the MOD. It is a goal of the Town Board to provide for the type and quality of development in the MOD to improve social and economic conditions as set forth in the Town's 2016 Comprehensive Plan, Envision Cortlandt. The site-specific development that would result from the Proposed Action would have secondary effects. The intent of the Proposed Zoning Action is to provide incentives to attract appropriate and complementary uses to the area immediately surrounding the existing NYPH Campus, within walking distance of public transportation, and to provide opportunities for complementary and beneficial economic growth and investment in the MOD. The proposed MOD is anticipated to have growth inducing impacts, consistent with the goals of the Town's 2016 Comprehensive Plan. It is also anticipated that the Proposed Action would contribute to a growth in activity for local businesses from the larger customer base arising from an increase in the number of residents. New employment opportunities associated with the medical, office, assisted living and residential uses would be substantial, with associated beneficial economic and fiscal outcomes.

The proposed Evergreen Manor Project is projected to have a population of approximately 400 new residents. An increase of 400 residents will result in an approximately one percent increase in the Town's overall population of 42,967 (based on the 2017 US Census populations estimate), if all residents were new to the Town of Cortlandt. The Evergreen Manor Project is consistent with the Town's Comprehensive Plan to provide opportunities for housing, including a continuum of care for senior residents. It is anticipated that the proposed residential uses will expand the market for nearby existing local businesses and those proposed within the MOD and is not expected to create a significant demand for new commercial uses or services.

The proposed Gyrodyne Project is not envisioned as a significant catalyst for off-site growth. It is in response to the intentions of the proposed MOD, which will promote limited growth within the defined area of the MOD. The proposed medical office building will increase the number of medical service providers in the area. However, the uses created by this project are complementary to the hospital located across the street.

The proposed project will help to retain activity in the immediate area, rather than inducing growth off-site. This will help to reduce the impact generated by the increased need for additional sewer, water and other services. The Gyrodyne Project itself was designed in a way that provides orderly and well planned development at a scale and location that will make it feasible to construct a comprehensive package of supporting utilities, services and facilities throughout the MOD.

Based on the foregoing, the Town Board finds that as to growth inducing aspects, the Project will not create any significant adverse environmental impacts and will avoid or minimizes adverse environmental impacts to the maximum extent practicable.

22.	IMPACTS ON THE USE AND CONSERVATION OF ENERGY

Energy consumption will occur during the construction and operation of the Proposed Action. During the construction phase, energy will be used to power equipment and various construction vehicles. Once construction is complete, the Proposed Action would require energy for heating, air conditioning and electricity. The primary source of energy for heating would be natural gas. In addition to heating, natural gas would be used to operate ventilation and HVAC systems. Electricity would be used to provide lighting and energy for medical and accessory office operations and the assisted living and residential uses. Electricity and natural gas will be provided by Con Edison.

It is acknowledged that energy consumption will increase from the Proposed Action. However, new building construction will help reduce energy consumption by complying with the New York State Energy Conservation Construction Code. This may also include the use of solar energy on the Evergreen Manor and Gyrodyne sites in the future as well as other sustainable measures which will be incorporated into the final designs of the proposed site and uses. These may include the following:

●	Proximate to public transportation with Bee Line bus stops within walking distance
●	Highly Insulated Building Envelopes
●	High-efficiency heating and air conditioning systems
●	Plumbing fixtures that meet or exceed water conservation criteria
●	Kitchen and laundry appliances that meet or exceed energy conservation criteria
●	Automated and variable controls on general building systems and infrastructure
●	Energy recovery systems and equipment for systems that serve common areas
●	Acoustically sensitive building and systems design
●	High-efficiency LED lighting fixtures
●	Bicycle storage to facilitate non-motorized, car-free transportation within residential use
●	Potential car-sharing service for use by apartment residents
●	Use of native plantings, which require little or no irrigation or fertilization and less overall maintenance activities
●	Installation of a green roof
●	Geothermal

Based on the foregoing, the Town Board finds that the Proposed Action will not create any significant adverse environmental impacts as to energy use and will avoid or minimizes adverse environmental impacts to the maximum extent practicable.

C.	STATEMENT OF CERTIFICATION

The Town Board of the Town of Cortlandt (“Town Board”), as Lead Agency, has reviewed the Draft Generic Environmental Impact Statement (“DGEIS”) and the Draft Environmental Impact Statement (“DEIS”) as well as the Final Generic Environmental Impact Statement (“FGEIS”) and the Final Environmental Impact Statement (“FEIS”) for the Medical Oriented District (MOD), that together constitute the complete Generic Environmental Impact Statement (“GEIS”) and Environmental Impact Statement (“EIS”), and certified that:

1)	It has considered the relevant environmental impacts, facts and conclusions disclosed in these documents;

2)	It has weighed and balanced the relevant environmental impacts with social, economic and other considerations; and

3)	It has considered and addressed all substantive public and agency comments on the DGEIS and DEIS as well as the FGEIS and FEIS;

4)	The requirements of 6 NYCRR Part 617 have been met;

i.

Consistent with social, economic and other essential considerations from among the reasonable alternatives available, the action described below is one that avoids or minimizes adverse environmental impacts to the maximum extent practicable; and

ii.

Adverse environmental impacts will be avoided or minimized to the maximum extent practicable by incorporating as conditions to the decision those mitigation measures that were identified as practicable during the environmental review process.

Based on the Town Board’s review of the GEIS and EIS and consideration of comments received during the public review process, the Town Board concludes that the long‐term benefits of the Proposed Action outweigh any of the potential adverse impacts. The Proposed Action is anticipated to have a beneficial impact on the Town of Cortlandt, minimizes adverse environmental impacts to the maximum extent practicable, and meets the objectives of the Town’s long term planning efforts and vision as documented by Envision Cortlandt, the 2016 Town of Cortlandt Comprehensive Plan.

This Findings Statement reviews the proposed MOD Overlay Zone and the development proposals for Evergreen Manor and Gyrodyne. Future site-specific development applications that pursue development in accordance with the MOD Overlay Zone provisions will be subsequently reviewed in accordance with the regulations implementing SEQRA (6 NYCRR Part 617) in order to evaluate possible site specific impacts. During the site specific review of future projects, all identified significant adverse environmental impacts are required to be mitigated to the maximum extent feasible and practicable.

Lead Agency: Cortlandt Town Board

_________________________________

Signature of Responsible Official

Dr. Richard Becker, Town Supervisor

Address of Lead Agency:

Town of Cortlandt

1 Heady Street

Cortlandt Manor, NY 10567